UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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KENDLE INTERNATIONAL INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[Kendle Logo]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

TO BE HELD MAY 14, 2009

To the Shareholders of Kendle International Inc.:

The Annual Meeting of Shareholders of Kendle International Inc. (the "Company") will be held Thursday, May 14, 2009, at 9:30 a.m. Eastern Daylight Time in the offices of Kendle International Inc., 441 Vine Street, Suite 500, Cincinnati, Ohio 45202 for the following purposes:

1.        To elect eight directors to hold office for the ensuing year or until their respective successors are elected and qualified;

2.        To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2009;

3.        To amend the Company’s Code of Regulations to authorize the Board of Directors to amend the Code of Regulations; and

4.        To consider and act upon any other matters that may properly come before the meeting or any postponement or adjournment thereof.

The Board of Directors of the Company has designated March 24, 2009, as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the meeting or any postponement or adjournment thereof. Only shareholders of record of the Company's Common Stock at the close of business on that date will be entitled to vote.

The Company is pleased to take advantage of new U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are including a Notice of Internet Availability of Proxy Materials (the “Notice”) with this Proxy Statement and our 2008 Annual Report to Shareholders. The Notice contains instructions on how to access and review those documents over the Internet. The Company believes that this new process will allow us to provide our shareholders with the information they need in a more timely manner.

You are cordially invited to attend the Annual Meeting of Shareholders. Whether or not you plan to be present in person at the meeting, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

By Order of the Board of Directors,

/s/Karl Brenkert III
Karl Brenkert III
Dated: April 14, 2009	Secretary

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. A PROXY MAY BE REVOKED BY WRITTEN NOTICE OF REVOCATION, BY SUBMISSION OF A LATER PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON (ALTHOUGH PRESENCE AT THE ANNUAL MEETING WILL NOT IN AND OF ITSELF CONSTITUTE REVOCATION OF THE PROXY).

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 14, 2009

The Notice of Meeting, Proxy Statement and Proxy Card as well as the Annual Report to Shareholders and Form 10-K are available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=26119

[Kendle Logo]

441 VINE STREET
SUITE 500
CINCINNATI, OHIO 45202

PROXY STATEMENT

INTRODUCTION

Kendle International Inc. (the "Company"), on behalf of its Board of Directors, is requesting your proxy for use at the Annual Meeting of Shareholders on May 14, 2009, and at any postponement or adjournment thereof (the "Annual Meeting"). The Notice, this Proxy Statement and the accompanying proxy card are being mailed to shareholders with the Company's 2008 Annual Report to Shareholders on or about April 14, 2009.

VOTING AT THE ANNUAL MEETING

Record Date

As of March 24, 2009, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting, the Company had 14,867,380 shares of Common Stock, no par value ("Common Stock"), issued and outstanding. Only shareholders of record at the close of business on March 24, 2009, will be entitled to vote at the Annual Meeting.

Voting

Each share is entitled to one vote. Shareholders may vote in person or by proxy at the Annual Meeting. As a shareholder, you may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a broker, you may get material from them asking how you want to vote. Shareholders are not entitled to cumulative votes.

Shares of Common Stock represented by properly executed proxies received in the accompanying form will be voted in accordance with the instructions contained in those proxies. In the absence of contrary instructions, such shares will be voted to: (1) elect the Director Nominees named in this Proxy Statement; (2) ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm; and (3) amend the Company’s Code of Regulations. If any other matters properly come before the Annual Meeting, each proxy will be voted at the discretion of the individuals named as proxies on the proxy card.

Revoking or Changing Your Vote

Proxies given may be revoked at any time prior to the Annual Meeting by filing with the Company's Secretary, Karl Brenkert III, either a written revocation or a duly executed proxy card bearing a later date, or by appearing at the Annual Meeting and voting in person (although presence at the Annual Meeting will not in and of itself constitute revocation of the proxy). If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the institution that holds your shares to be able to vote at the Annual Meeting.

Solicitation of Proxies

The costs of soliciting proxies will be borne by the Company. In addition to this solicitation by mail, directors, officers and other employees of the Company may solicit proxies in person or by telephone, facsimile or otherwise, make additional requests for the return of proxies and may receive proxies on behalf of the Company.  Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of Common Stock and will be reimbursed for their expenses.

Quorum For The Meeting; Votes Required To Elect Directors And Approve Each Proposal

A quorum is necessary to conduct business at the Annual Meeting. To reach a quorum at the Annual Meeting, at least a majority of the outstanding shares of Common Stock eligible to vote must be represented either in person or by proxy. Abstentions from voting and broker non-votes will be included in determining the presence of a quorum but will not count for voting purposes. A "broker non-vote" occurs when a broker, bank, custodian, nominee or other record holder of shares indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter.

The proposals require the following vote:

Proposal No.	Description	Vote Required
1	Election of Directors	Plurality*
2	Ratification of Registered Public Accounting Firm	Majority
3	Amendment of the Company’s Code of Regulations	Majority
__________________
*Under plurality voting, a Director Nominee with the most votes for a particular slot is elected for that slot.

SECURITIES OWNERSHIP

Principal Shareholders

The following shareholders are the only persons known by the Company to own beneficially at least five percent (5%) of its outstanding Common Stock as of the March 24, 2009, record date:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Common Stock	Barclays Global Investors, NA (2) 400 Howard Street San Francisco, CA 94105	982,051	6.62%
Common Stock	Thompson, Siegel & Walmsley LLC (3) 6806 Paragon Place Suite 300, Richmond, VA 23230	949,200	6.41%
Common Stock	Wasatch Advisors, Inc. (4) 150 Social Hall Avenue Salt Lake City, UT 84111	744,907	5.01%
Common Stock	Jennison Associates LLC (5) 466 Lexington Avenue New York, NY 10017	1,155,825	7.79%
(1)	For the beneficial owners listed in the table, the percentages listed reflect disclosures in the Schedule 13G filed by each respective beneficial owner.

(2)
The information provided for Barclays Global Investors, NA is taken from a Schedule 13G filed by such beneficial owner(s) and members of a Section 13(d) group with such beneficial owner(s) with the Securities and Exchange Commission to report Common Stock ownership as of December 31, 2008. The amount of Kendle Common Stock reported for each group member is as follows: Barclays Global Investors, NA reported beneficial ownership over 402,729 shares, sole voting power over 348,156 shares and sole dispositive power over 402,729 shares; Barclays Global Fund Advisors reported beneficial ownership more than 570,257 shares, sole voting power over 418,236 shares and sole dispositive power over 570,257 shares; Barclays Global Investors, LTD reported beneficial ownership, sole voting power over 525 shares and sole dispositive power over 9,065 shares.

(3)
The information provided for Thompson, Siegel & Walmsley , LLC is taken from a Schedule 13G filed by such beneficial owner(s) with the Securities and Exchange Commission to report Common Stock ownership as of December 31, 2008. The Schedule 13G also reported that the beneficial owner(s) exercised sole voting power over 776,462 shares and sole dispositive power over 950,500 shares.

(4)
  The information provided for Wasatch Advisors, Inc. is taken from a Schedule 13G filed by such beneficial owner(s) with the Securities and Exchange Commission to report Common Stock ownership as of December 31, 2008. The Schedule 13G also reported that the beneficial owner(s) exercised sole voting and dispositive power over 744,907 shares.

(5)
The information provided for Jennison Associates LLC is taken from a Schedule 13G filed by such beneficial owner(s) with the Securities and Exchange Commission to report Common Stock ownership as of December 31, 2008. The Schedule 13G also reported that the beneficial owner(s) exercised sole voting power over 1,135,425 shares and sole dispositive power over 0 shares, and shared dispositive power over 1,155,825 shares. The Schedule 13G also disclosed that Prudential Financial, Inc. indirectly owns 100% of equity interests of Jennison Associates LLC. As a result, Prudential Financial, Inc. may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to Kendle Common Stock.

Securities Ownership of Management

The following table sets forth certain information known to the Company with respect to beneficial ownership of Common Stock as of March 24, 2009, by each  and Named Executive Officer (defined in the "Executive Compensation" section below) and by all Directors and Named Executive Officers as a group.

Title of Class	Name of Beneficial Owner	Number of Common Shares Beneficially Owned	Options Exercisable Within 60 Days	Total Beneficial Ownership	Percent of Class (1)
Common Stock	Christopher C. Bergen (5)	382,634	0	382,634	2.57%
Common Stock	Karl Brenkert III (3)	10,859	15,000	25,859	*
Common Stock	Robert R. Buck	9,423	10,000	19,423	*
Common Stock	G. Steven Geis	7,458	0	7,458	*
Common Stock	Donald C. Harrison	5,038	40,000	45,038	*
Common Stock	Simon S. Higginbotham (4)	11,059	3,000	14,059	*
Common Stock	Timothy E. Johnson	40,219	35,000	75,219	*
Common Stock	Candace Kendle (2)	294,357	0	294,357	1.98%
Common Stock	Timothy M. Mooney	98	0	98	*
Common Stock	Frederick A. Russ	4,468	15,000	19,468	*
Common Stock	All Directors and Named Executives as a group (10 persons)			883,613	5.94%
_______________
*Less than 1%

(1)	Percentage of beneficial ownership is based on 14,867,380 shares of Common Stock outstanding as of March 24, 2009 record date.

(2)
Shares of Common Stock beneficially owned by Mr. Bergen do not include: 1000 unvested restricted shares of Common Stock.  This amount does not account for transactions reported on Form 4 subsequent to the record date.

(3)
Mr. Brenkert, 61, joined the Company in October 2002 as Senior Vice President, Chief Financial Officer and Treasurer. Mr. Brenkert was appointed as the Company's Secretary in June 2005 and formerly served as the Company's Secretary from November 2003 until May 2004. Mr. Brenkert served as Treasurer through September 2005. In 2001, prior to Mr. Brenkert's employment with the Company, he served as Vice President, Finance at Ryobi Technologies, Inc. From 1995 through 2000, Mr. Brenkert served as the Chief Financial Officer-Public Transportation Services Division at Ryder Systems, Inc. Shares of Common Stock beneficially owned by Mr. Brenkert do not include 750 unvested restricted shares of Common Stock.  This amount does not account for transactions reported on Form 4 subsequent to the record date.

(4)
Mr. Higginbotham, 48, currently serves as President of the Company.  Mr. Higginbotham joined the Company in January 2004 as Vice President and Chief Marketing Officer.  Prior to joining the Company, Mr. Higginbotham was employed by Quintiles Transnational Corp. from 1998 through 2003 serving in executive level roles in marketing and new business development. Prior to joining Quintiles Transnational Corp., Mr. Higginbotham held senior-level marketing and product management positions with Proctor & Gamble Pharmaceuticals and Schering Healthcare, Ltd.  Shares of Common Stock beneficially owned by Mr. Higginbotham do not include 750 unvested restricted shares of Common Stock.  This amount does not account for transactions reported on Form 4 subsequent to the record date.

(5)
Shares of Common Stock beneficially owned by Dr. Kendledo not include: 1400 unvested restricted shares of Common Stock.  This amount does not account for transactions reported on Form 4 subsequent to the record date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who beneficially own more than ten percent (10%) of the Company's Common Stock to file reports of ownership with the Securities and Exchange Commission (the "Commission") and to furnish the Company with copies of these reports. Based solely upon its review of reports received or upon written representation from certain reporting persons that no reports were required, the Company believes that during 2008 all filing requirements were met with the following exceptions:  Dr. Geis, one of the Company’s Directors reported late by one day the exercise of certain options and the subsequent disposition of shares therefrom; each of Dr. Kendle and Mr. Bergen reported late two grants of restricted share units (“RSU’s”) and restricted shares; and each of Mr. Higginbotham and Mr. Brenkert reported late two grants of RSUs.

GOVERNANCE OF THE COMPANY

Board Of Directors

The Board of Directors is the ultimate decision-making body of the Company, except for matters reserved for the shareholders. The Board selects the Company's officers to conduct the Company's business, monitors their performance and acts as an advisor and counselor to them. The Board also oversees succession planning efforts for senior management positions and receives succession planning reports from management.

In accordance with NASDAQ rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which mirror the elements of independence set forth in NASDAQ and Securities Exchange Act rules. The Company's Director Independence Standards are available on the Company's web site at www.kendle.com. Based on these standards, at its meeting held on March 5, 2009, the Board determined that each of the following non-employee directors is independent and has no relationship with the Company, except as a director and shareholder of the Company:

(1)	Robert R. Buck	(4)	Timothy E. Johnson
(2)	G. Steven Geis	(5)	Timothy M. Mooney
(3)	Donald C. Harrison	(6)	Frederick A. Russ

The Company also maintains a Policy Statement for the Board of Directors (the "Board Policy Statement"), which includes expectations for Board members and a position description for Board members. All directors are elected to one-year terms and must be re-elected by shareholders annually.

During 2008, the Board of Directors held four (4) meetings. The independent directors are required to hold at least two executive sessions per year under the Board Policy Statement. However, the Board's practice has been to hold executive sessions after every quarterly Board meeting, and the Board did so in 2008. Under the Board Policy Statement, the Chairman of the Nominating and Corporate Governance Committee serves as Chairman of these executive sessions. In addition to meetings and executive sessions, the Board members participate with the Company's executive officers in a quarterly teleconference that precedes each of the Company's quarterly earnings releases. Directors are expected to attend the Annual Meeting of Shareholders and all Board of Directors meetings and meetings of committees on which they serve. During the last fiscal year, each director attended at least seventy-five percent (75%) of the aggregate of the total number of meetings of the Board of Directors and all committees on which he or she served. All seven of the then current Directors attended the Annual Meeting of Shareholders in May 2008 (Mr. Mooney joined the Board in November of 2008).

The Board of Directors has established three committees that assist the Board in discharging its responsibilities: Audit Committee, Management Development and Compensation Committee, and Nominating and Corporate Governance Committee. The table below provides committee membership in 2008, with a discussion of the committees and their functions provided following the table. The Board of Directors does not have an executive committee.

Name	Audit		Management Development and Compensation		Nominating and Corporate Governance
Mr. Buck	X	(Chair)*
Dr. Geis			X	(Chair)	X
Dr. Harrison	X				X
Dr. Johnson	X		X
Mr. Mooney	X	*
Dr. Russ			X		X	(Chair)
__________________
*Board designated “Audit Committee financial expert” as defined by rules of the Securities and Exchange Commission.

Audit Committee

During 2008, the Audit Committee met eight (8) times. The Audit Committee is responsible for:

•	Engagement and oversight of the registered public accounting firm;

•	Supervision of matters related to audit functions;

•	Review of internal policies and procedures regarding audit, accounting and other financial controls;

•	Establishment and maintenance of procedures for receipt, retention and treatment of complaints related to accounting, internal accounting controls or auditing matters;

•	Review and, if appropriate, approval of related party transactions; and

•	Other specific responsibilities and duties that are set forth in its Charter, which is available in the Investor Relations section of the Company's web site at www.kendle.com.

The Audit Committee reviews and reassesses the adequacy of the Charter on an annual basis.

Each of the members of the Audit Committee is an independent director as defined by the NASDAQ listing standards and in accordance with the Company's Independence Standards. Each Audit Committee member is able to read and understand fundamental financial statements as required by NASDAQ listing standards.

Management Development and Compensation Committee

During 2008, the Management Development and Compensation Committee (the "Compensation Committee") met three (3) times.  Each of the Compensation Committee's members is an independent director as defined by the NASDAQ listing standards and in accordance with the Company's Independence Standards.

The Compensation Committee is responsible for:

•      Monitoring the performance of executive officers;

•	Reviewing the Company's compensation plans and policies and approving compensation packages for executive officers;

•	Approving all awards under the 2007 Stock Incentive Plan;

•	Administering the Company's stock-related benefit plans;

•	Monitoring succession plans for senior management; and

•	Addressing and discharging other responsibilities and duties that are set forth in its Charter, which is available in the Investor Relations section of the Company's web site at www.kendle.com.

The Compensation Committee has sole authority to approve compensation packages for executive officers and approve awards to any Company employee under the 2007 Stock Incentive Plan. The Compensation Committee generally considers all aspects of executive officer compensation in connection with the annual compensation review process applicable to all Company employees, except when circumstances require additional reviews for the executive officers. The annual review process takes place early in each calendar year with compensation adjustments becoming effective on or about April 1 of each year. In reviewing and approving executive officer compensation, the Compensation Committee receives management recommendations prepared by the Company's internal compensation specialists and reviewed by the Chief Executive Officer and the Vice President of Human Resources. The Compensation Committee historically has worked with the Company's internal compensation specialists and has not engaged compensation consultants from outside the Company.  However, in 2008, the Company engaged Towers Perrin to provide certain services and information, as more fully described on page 21of this Proxy Statement. Management recommends these awards to the Compensation Committee, which considers the awards on a case-by-case basis.

In overseeing the Company's compensation plans, the Compensation Committee may delegate authority for day-to-day administration and interpretation of such plans, including selection of participants, determination of award levels within plan parameters and approval of award documents to officers of the Company subject to the terms and conditions of the plan documents. However, the Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers.

Additional disclosure regarding the process and procedures for setting executive compensation can be found in the section titled "Compensation Discussion and Analysis" beginning on page 19 of this proxy statement.

Compensation Committee Interlocks and Insider Participation

The members of the Management Development and Compensation Committee in 2008 were Dr. G. Steven Geis, Dr. Frederick A. Russ and Dr. Timothy E. Johnson. None of these members:

•	Has ever been an officer or employee of the Company;

•	Is or was a participant in any "related person" transaction in 2008 (see the following section for a description of our policy on related person transactions); or

•	Is an executive officer of another entity, at which one of our Officers serves on the board of directors.

None of the Officers of the Company serves as a director or as a member of a committee of any company of which any of the Company's non-employee directors are executive officers.

Review and Approval of Transactions With Related Persons

Kendle's Code of Ethics and Conduct requires directors and officers to provide full disclosure of transactions involving the Company and "related persons" (directors and executive officers or their immediate family members, or shareholders owning five percent or greater of the company's outstanding stock) to Kendle's Audit Committee Chairman, and all other employees to provide full disclosure to their immediate supervisor. Certain of Kendle's officers and other employees participate in a process involving the periodic internal reporting of whether any related person transactions exist. In addition, Kendle's Board follows procedures for review, approval and monitoring of related person transactions. These procedures cover any related person transaction that meets the minimum threshold for disclosure in the Proxy Statement under the relevant Securities and Exchange Commission rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

Related person transactions must be approved by the Board or by a committee of the Board consisting solely of independent directors, who will approve the transaction only if they determine that it is in the best interests of the Company. In considering the transaction, the Board or committee may consider all relevant factors, including, as applicable, (i) the Company's business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to the Company. While the Company adheres to this policy for potential related person transactions, the policy, except as described above, is not in written form and approval of such related person transactions is evidenced by internal Company resolutions where applicable and/or our practice of approving transactions in this manner.

Nominating and Corporate Governance Committee

During 2008, the Nominating and Corporate Governance Committee (the "Nominating Committee") met two (2) times. Each of the members of the Nominating Committee is an independent director as defined by the NASDAQ listing standards and in accordance with the Company's Independence Standards. The Nominating Committee advises and makes recommendations to the Board of Directors with respect to:

•	Director candidates for election by shareholders;

•	Candidates to fill vacancies on the Board of Directors;

•	Committee assignments on the Board of Directors;

•	Changes in Board compensation;

•	Board's director education policy; and

•	Other duties that are described in more detail in its Charter, which is available in the Investor Relations section of the Company's Web site at www.kendle.com.

The Nominating Committee, in fulfilling its duties outlined above, conducts annual evaluations to assess the effectiveness of the Board and each of its committees.

The Nominating Committee is authorized by its charter to advise on changes in Board compensation. The Committee reviews all factors it deems relevant in connection with any changes in director compensation it may recommend.

The Nominating Committee considers all potential candidates to serve on the Board, including those potential candidates recommended for nomination by shareholders. The Nominating Committee identifies candidates through a variety of sources and, with Board approval, could engage a third party to identify and evaluate candidates. Shareholders desiring to submit recommendations for nominations by the Committee should direct them to the Chairman of the Nominating Committee in care of the Company at its address shown on the cover page of this Proxy Statement. Each shareholder may nominate one candidate for election as a director at next year's Annual Meeting of Shareholders provided the shareholder (i) is a shareholder of the Company of record at the time of the giving of notice for the meeting; (ii) is entitled to vote at the meeting in the election of directors; and (iii) has given timely written notice of the nomination to the Company's Secretary.

The Nominating Committee will assess the qualifications of all candidates for the Board on an equal basis. In identifying and considering candidates for nomination to the Board of Directors, the Nominating Committee considers, among other factors, quality of experience, the needs of the Company and the range of talent and experience currently represented on the Board.

Compensation of Directors

Directors who are employees of the Company are not separately compensated for serving as directors. Directors who are not employees of the Company receive compensation in the form of cash retainers, shares of Common Stock and options to purchase shares of Common Stock, all of which are described in more detail below. The Nominating Committee reviews and makes recommendations with respect to Director compensation.

Non-employee directors are paid retainers of $3,000 for each Board meeting attended and $1,500 for each committee meeting attended. Their compensation is paid quarterly, in arrears, in the form of cash and shares of Common Stock in lieu of cash under the 2003 Directors' Compensation Plan. This plan specifies that non-employee directors will receive cash for fifty percent (50%) of the total retainer owed and shares of Common Stock in lieu of cash for the balance of the retainer owed.

In addition to compensation under the 2003 Directors' Compensation Plan, directors are eligible to receive non-qualified, immediately exercisable options to purchase shares of Common Stock under the Company's 2007 Stock Incentive Plan. Under this plan, each non-employee director is granted an option to purchase 5,000 shares of Common Stock on the date of the director's first election or appointment to serve on the Board. Upon each annual election to the Board thereafter, a director may receive an option to purchase such number of shares of Common Stock as determined by the Board. In 2008, the Board approved a grant of options to purchase 5,000 shares of Common Stock to each non-employee director who was elected to the Board at the 2008 Annual Meeting of Shareholders. The exercise price for these options is the fair market value of Common Stock on the grant date.

2008 DIRECTOR COMPENSATION

Name (A)	Fees Earned or Paid in Cash ($) (B)	Stock Awards ($)(1)(2) (C)	Option Awards ($)(3) (D)	Non-Equity Incentive Plan Compensation ($) (E)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (F)	All Other Compensation ($) (G)	Total ($) (H)
Robert R. Buck	$12,000	$12,000	$83,700				$107,700
G. Steven Geis	$9,750	$9,750	$83,700				$103,200
Donald C. Harrison	$13,500	$13,500	$83,700				$110,700
Timothy E. Johnson	$14,250	$14,250	$83,700				$112,200
Timothy M. Mooney	$2,250	$2,250	0				$4,500
Frederick A. Russ	$9,750	$9,750	$83,700				$103,200

(1)
The amounts shown in this column represent the dollar amount expensed at fair value for financial statement reporting purposes with respect to fiscal year 2008, as determined pursuant to Statement of Financial Accounting Standards (SFAS) 123R.  Under the 2003 Directors' Compensation Plan and its predecessor plan, director's fees are paid with a combination of cash and shares of Company stock in lieu of cash. Aggregate stock awards at December 31, 2008, were the following:

Director Name	Aggregate Stock Awards
Robert R. Buck	5,119
G. Steven Geis	4,083
Donald C. Harrison	4,963
Timothy E. Johnson	5,095
Timothy M. Mooney	98
Frederick A. Russ	4,368

(2)
The grant date fair value of equity awards granted in 2008 computed in accordance with SFAS 123R is set forth in the table below. Under the 2003 Directors' Compensation Plan, these shares are issued quarterly, in arrears, at a price equal to the average last sale price for the last 10 trading days of the quarter (e.g., "Q1 Fair Value"). The "grant date fair value" for purposes of this table is calculated by multiplying the number of shares awarded per quarter with the closing market price of the Company's Common Stock on the date of grant.

	Buck	Geis	Harrison	Johnson	Mooney	Russ
Q1 Fair Value	$3,000.00	$3,000.00	$3,750.00	$3,750.00		$3,000.00
Q1 Grant Date Fair Value	$3,335.04	$3,335.04	$4,168.80	$4,168.80		$3,335.04

Q2 Fair Value	$3,000.00	$1,500.00	$3,000.00	$3,000.00		$1,500.00
Q2 Grant Date Fair Value	$2,908.71	$1,472.31	$2,908.71	$2,908.71		$1,472.31

Q3 Fair Value	$3,000.00	$2,250.00	$3,000.00	$3,750.00		$2,250.00
Q3 Grant Date Fair Value	$2,594.56	$1,945.92	$2,594.56	$3,243.20		$1,945.92

Q4 Fair Value	$3,000.00	$3,000.00	$3,750.00	$3,750.00	$2,250.00	$3,000.00
Q4 Grant Date Fair Value	$2,866.28	$2,866.28	$3,566.44	$3,566.44	$2,144.24	$2,866.28

(3)
The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2008, as determined pursuant to SFAS 123R. A discussion of the assumptions used in calculating these values may be found in Notes to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K filed March 16, 2009. Aggregate option awards outstanding at December 31, 2008, were the following:

Director Name	Aggregate Option Awards
Robert R. Buck	10,000
G. Steven Geis	-
Donald C. Harrison	40,000
Timothy E. Johnson	35,000
Timothy M. Mooney	-
Frederick A. Russ	15,000

PROPOSALS REQUIRING A SHAREHOLDER VOTE

ELECTION OF DIRECTORS
(ITEM 1 ON THE PROXY CARD)

The Board is nominating eight nominees for election.  Each of these nominees served as a member of the Company's Board of Directors in 2008. All of the nominees, except Dr. Kendle and Mr. Bergen, are independent Directors as defined by NASDAQ listing standards and in accordance with the Company's Independence Standards. All directors elected at the Annual Meeting will hold office until the next Annual Meeting or until their successors are elected and qualified.

Proxies will be voted in favor of election of the nominees named herein unless authority to vote is withheld. If any of the nominees becomes unable to accept election or declines to serve, neither of which the Board anticipates, it is intended, in the absence of contrary direction, that the proxies will be voted for the balance of those named above and for substitute nominee(s) as the Board may designate. The proxies will in no event be voted for a greater number of nominees than eight. The eight nominees receiving the highest number of votes will be elected.

Information about the nominees is set forth below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.

CANDACE KENDLE, PHARM.D. 62, co-founded the Company in 1981 and served as the Company's Chief Executive Officer and as a director since its incorporation. She has been Chairman of the Board since 1991.  Dr. Kendle has provided the overall vision, strategy and leadership to grow Kendle from a small consulting business into one of the largest global CRO’s in the industry.  She is a recognized leader in the CRO industry and a founding member and past chairperson of the Association of Clinical Research Organizations (ACRO), which fosters continued advancement of medical product development and expedites the introduction of new medicines and new treatments to improve health and save lives. She also is a member of the Committee of 200, an organization of preeminent women entrepreneurs and corporate leaders, and has received numerous civic, financial and pharmaceutical industry leadership awards.  Dr. Kendle also serves as a director of the H.J. Heinz company, a food products manufacturer.

CHRISTOPHER C. BERGEN, 58, co-founded the Company in 1981 and has served as a director since its incorporation.  Mr Bergen served as President and Chief Operating Officer from 1981 to 2008 and currently serves as Chief Operating Officer.  In this role, Mr. Bergen leads the Company’s infrastructure expansion efforts to support projected future growth and drive improved global connectivity.

ROBERT R. BUCK, 61, has served as a director of the Company since June 2003 and formerly served as a director of the Company from 1998 through August 2002.  Mr. Buck currently serves as Chairman and Chief Executive Officer of Beacon Roofing Supply, Inc., a roofing and building products company.  From 1982 through January, 2003, he served in a number of management and senior management positions with Cintas Corporation, most recently as President of its Uniform Rental Division.  He serves as a director of Multi-Color Corporation, a provider of decorating solutions and packaging services, and LVI Services (environmental remediation provider).

G. STEVEN GEIS, PH.D., M.D., 57, has served as a director of the Company since November 2002.  Now retired, Dr. Geis served in a number of management and senior management positions with Searle and the Pharmacia Companies from 1985 to July 2002.  He most recently served as Group Vice President: Arthritis, Cardiovascular and Oncology Clinical Development from March 2001 through July 2002 and Vice President: Arthritis Clinical Development from August 1998 through March 2001.  He has authored and co-authored numerous journal articles covering several therapeutic areas.

DONALD C. HARRISON, M.D., 75, has served as a director of the Company since November 2001. Dr. Harrison is Senior Vice President and Provost for Health Affairs Emeritus at University of Cincinnati. He formerly served as the Senior Vice President and Provost for Health Affairs at University of Cincinnati from 1986 through 2003 and also served as the Chief Executive Officer of the University of Cincinnati Medical Center. He serves as a director of AtriCure, Inc., a medical device company and EnteroMedics, Inc., a medical device company. He also is a practicing cardiologist on a part-time basis and since 2004 has been a general partner in Charter Life Sciences, a California-based venture capital firm for which he manages the Cincinnati office. His professional experience includes 24 years at Stanford University School of Medicine and Stanford University Hospital, where he was Chief of Cardiology from 1967 to 1986. He is a past national President of the American Heart Association and has served as a director for several not-for-profit organizations. He also serves as a director for several start-up, privately owned medical device and biotechnology companies.

TIMOTHY E. JOHNSON, PH.D., 66, has served as a director of the Company since November 2002. Dr. Johnson is a financial and investment consultant and has served as President of Johnson Investment Counsel, Inc. since 1965. Johnson Investment Counsel, Inc. is a registered investment adviser and manages portfolio assets for endowments, foundations, corporations, individuals and pension and profit sharing plans. He also serves as a Professor of Finance at the  University of Cincinnati where he has taught since 1970. He serves as a director or trustee for several civic and nonprofit organizations. He has written several books and various articles on investment and financial management.

TIMOTHY M. MOONEY, 61, was reappointed to Kendle’s Board in 2008.  Mr. Mooney previously served as a director from 1997 through 2002.  He also served as Executive Vice President and Chief Financial Officer of Kendle from 1996 through 2002, leading the Company’s global financial operations, including finance, accounting, treasury, budgeting, taxes, mergers and acquisitions, investor relations and financial planning. Mr. Mooney currently serves as Vice President of Operations at St. Xavier High School in Cincinnati.

FREDERICK A. RUSS, PH.D., 64, has served as a director of the Company since November 2002.  Dr. Russ is currently Professor of Marketing at the University of Cincinnati.  He previously served as the Senior Vice Provost for the University of Cincinnati from October 2004 until 2007.  From 1994 through September 2004 he was Dean of the College of Business at the university.  He also serves on the Board of Directors of Charles & Colvard, Ltd., a manufacturer and supplier of specialty jewelry, and formerly served as its non-executive Chairman of the Board.  His professional experience also includes 18 years at the University of North Carolina; membership on the founding board of Directors of Cree Inc., an advanced materials company; and consulting in marketing and marketing research to a wide variety of organizations.  He has co-authored three textbooks and has written numerous articles on marketing strategy and the behavior of consumers and sales personnel.

RATIFICATION OF APPOINTMENT OF REGISTERED PUBLIC ACCOUNTING FIRM
(ITEM 2 ON THE PROXY CARD)

The Audit Committee of the Company's Board of Directors reappointed Deloitte & Touche LLP as the Company's registered public accounting firm for 2009. Although not required by law, the Board of Directors is seeking shareholder ratification of this appointment. If ratification is not obtained, the Board of Directors intends to continue the engagement of Deloitte & Touche LLP at least through 2009. However, the Audit Committee, at its discretion, may engage a different registered public accounting firm at any time during the year if the Audit Committee determines that a change would be in the best interest of the Company. The affirmative vote of a majority of shares voting at the Annual Meeting is required for ratification.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be given an opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders.

Fees Paid To Registered Public Accounting Firm

The Company incurs costs for professional services rendered by its registered public accounting firm as follows:

•
AUDIT FEES - These are fees for professional services rendered by the Company's registered public accounting firm for its audit of the Company's consolidated annual financial statements; statutory audits of the Company's foreign operations; and reviews of the unaudited quarterly consolidated financial statements contained in the Quarterly Reports on Form 10-Q filed by the Company during the years identified below.

•
AUDIT-RELATED FEES - These are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements. Audit-related services primarily include audits of the Company's employee benefit plans, and merger and acquisition due diligence and audit services.

•
TAX FEES - These are fees for services related to tax compliance, tax advice and tax planning, including compliance, planning and advice with respect to both domestic and foreign subsidiaries of the Company.

•	ALL OTHER FEES - These are fees for permissible services other than those in the three categories previously described.

The table below sets forth fees paid by the Company for professional services billed by the registered public accounting firm for each of the last two fiscal years. These fees are described in more detail following the table.

	2008	2007
Audit Fees	$1,455,699	$1,349,213
Audit-Related Fees(1)	$223,489	$107,500
Tax Fees(2)	$164,313	$237,746
All Other Fees	$1,598	$4,203

Total	$1,845,099	$1,698,662
__________
(1)
 In 2008, fees are primarily  comprised of acquisition related due diligence and audit services.  In 2007, approximately $94,000 relates to fees in connection with the Company's convertible debt offering.

(2)
In 2008 and 2007, tax compliance services comprised approximately $135,000 and $92,000, respectively, of the tax fees billed.  Other tax fees for 2007 relate to FIN 48 interpretation guidance and tax advice related to acquisitions.

Audit Committee's Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit, audit-related, tax and other permissible services that will be provided by the registered public accounting firm. To manage the pre-approval process, the Audit Committee in 2004 adopted a Policy on Approval of Audit and Non-Audit Services Provided by Outside Auditors (the "Pre-Approval Policy"). One hundred percent (100%) of services rendered by the registered public accounting firm in 2008 were pre-approved by the Audit Committee.

Under the Pre-Approval Policy, the registered public accounting firm is required to provide the Audit Committee with detailed documentation about the specific services that will be provided. In reviewing the request for pre-approval, the Audit Committee will consider, among other things, whether the proposed services are consistent with the rules on auditor independence. A service pre-approved by the Audit Committee is valid for a term of twelve months unless the Committee considers a different approval term and approves otherwise. Any services exceeding pre-approved cost levels or budgeted amounts will require separate pre-approval by the Audit Committee. The Pre-Approval Policy prohibits the Audit Committee from engaging the registered public accounting firm to render services that are prohibited by the Public Companies Accounting Oversight Board or the applicable rules and regulations promulgated by the Securities and Exchange Commission.

The Pre-Approval Policy permits the Audit Committee to appoint the Audit Committee chairman or his designee to approve certain services. A designated member's pre-approval of services is required to be reported to the Audit Committee at the ensuing Audit Committee meeting. The Pre-Approval Policy prohibits the Audit Committee from delegating its pre-approval responsibilities to the Company's management.

Report of the Audit Committee

The Audit Committee (“we” or the “Committee”), in accordance with its written charter adopted by the Company’s Board of Directors, assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2008, we met and held discussions with management and the registered public accounting firm. Management represented to us that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed the audited consolidated financial statements and related disclosures with management and the registered public accounting firm, including a review of the significant management judgments underlying the consolidated financial statements and disclosures.

We also discussed with management and the registered public accounting firm the quality and adequacy of the Company’s internal controls. In a meeting with the registered public accounting firm, we reviewed the audit plans and audit scope and identified audit risks.
The Committee discussed and reviewed with the registered public accounting firm the matters required to be discussed by the Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1.Au section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and Rule 2-07 of Regulation S-X, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the consolidated financial statements. In addition, we have received the written disclosures and the letter from the registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the registered public accounting firm’s communications with the Committee concerning independence, and have discussed with the registered public accounting firm the auditors’ independence from the Company and its management. In concluding that the auditors are independent, we determined, among other things, that the nonaudit services provided by Deloitte & Touche LLP were compatible with their independence.

Based on the above-mentioned review and discussions with management and the registered public accounting firm, the Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission. The Committee also reappointed Deloitte & Touche LLP as the Company’s registered public accounting firm for 2009. The Board concurred with both of these recommendations.

Submitted by the Audit Committee
of the Board of Directors

Robert R. Buck, Timothy E. Johnson, Donald C. Harrison and Timothy M. Mooney

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL:

RESOLVED, that the Audit Committee's appointment of Deloitte & Touche LLP as the Company's registered public accounting firm to conduct the annual audit of the Company's consolidated financial statements for the fiscal year ending December 31, 2009, be and hereby is ratified and approved.

AMENDMENT OF COMPANY’S CODE OF REGULATIONS
(ITEM 3 ON THE PROXY CARD)

The Board of Directors is recommending that the Company’s Code of Regulations (“Regulations”) be amended to allow the Board to amend such Regulations without shareholder approval in the circumstances described in this proxy statement and as set forth on Annex A.

Article VII of the Company’s Regulations allows shareholders to amend the Regulations only by the affirmative vote or written consent of the shareholders of record entitled to exercise a majority of the voting power. Annex A shows the new language of Article VII reflecting the proposed amendment.

The Ohio Revised Code was amended on October 12, 2006, to, among other things, allow directors to amend Regulations in certain respects without shareholder approval.

Prior to the amendments, all changes to Regulations were required to be accomplished by shareholder action.  The 2006 amendments liberalized the law to allow directors to amend the Regulations without shareholder approval in various areas that are not deemed to impact fundamental shareholder rights.  The amendments generally require the shareholders to grant amending authority to the directors through the

Company’s Articles or Regulations.  However, the amendments reserve to the shareholders the sole authority to amend the Regulations in varying areas, such as those defining, limiting or regulating the exercise of the authority of shareholders, setting the percentage of shareholders entitled to call special meetings, establishing notices of meetings and qualifications of shareholders, establishing quorum definitions, setting terms and classifications of directors, and removing directors and filling vacancies in the Board of Directors.  Shareholders can always override amendments made by directors and Regulations may never divest shareholders of the power to adopt, amend or repeal Regulations.

The Directors, once granted general authority by shareholders, will therefore be free to amend the Regulations in such areas as the establishment of the fiscal year, the time and place of meetings, advance notice provisions for director nominations or shareholder proposals, establishment of officers and committees and enactment of indemnification provisions.

The Board of Directors believes that the amendment to the Regulations as set forth on Annex A is in the best interests of the Company’s shareholders because the amendment will allow the Company to take advantage of the developments in Ohio corporate law as described above to adopt Ohio’s statutory business framework to modern conditions and will allow the Board to act quickly to respond to the needs of the Company that may arise from time to time.  The Board intends to consider in 2009 or subsequent fiscal years amendments to the advance notice and indemnification provisions contained in the Regulations but no assurances regarding any consideration or adoption of amendments can be made at this time.

The affirmative vote of a majority of shares of Common Stock voting at the Annual Meeting is required for approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL:

RESOLVED, that the Company be and hereby is authorized to amend the Amended and Restated Code of Regulations of Kendle International Inc. to allow the Board to amend such Regulations without shareholder approval in the circumstances described in this Proxy Statement and as set forth on Annex A.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Objectives

The Company’s executive compensation program is designed to attract and retain highly qualified officers and to maximize shareholder value through rewarding and recognizing the Named Executive Officers listed in the Summary Compensation Table for both individual contributions and overall Company performance. The program, which includes objective and subjective criteria, aligns compensation for Named Executive Officers with the achievement of strategic business goals that promote the long-term financial growth of the Company and increases shareholder value.

How Executive Compensation is Determined

Under the direction of the Company’s Chief Executive Officer, the Company has implemented and continues to refine the Kendle Performance System. The Kendle Performance System includes a performance tracking system that measures the Company’s business performance against pre-established corporate imperatives in four functional areas - finance, customer, operations and personnel - and several metrics and indicators within each of these functional areas. The Named Executive Officers and all other employees throughout the Company maintain responsibility for scorecards created using the metrics within each of the functional areas. Scorecard results from lower management levels impact the scorecards for the Named Executive Officers and the top-level scorecard, for which the Chairman and CEO is responsible. The Company’s management believes that success in each of the functional areas is interrelated and that the metrics tracked under each of the functional areas are designed to promote success in the functional area and enhance achievement of metrics in other functional areas. With respect to the top-level scorecard, for which the Chairman and CEO is responsible, sample metrics under each of the functional areas are as follows:

Functional Area	Sample Metrics And Indicators
Finance	Revenue Growth, Overhead, Operating Margin, Earnings Per Share

Customer	Sales Growth, Proposal Hit Rate, Sales per Therapeutic Area

Operations	Utilization, Milestone Achievements for Customers, Standards Compliance

Personnel	Employee Retention, Development, and Training

The Board, as well as the Management Development and Compensation Committee (the “Compensation Committee”), regularly reviews the scorecards for the Named Executive Officers. During these reviews, the Named Executive Officers report on action plans to address any metrics that are not being achieved. Achievement of metrics is considered with other factors (as discussed later in this report) when the Compensation Committee considers compensation adjustments, cash bonuses or other awards.

The Company, as well as the Compensation Committee, relies on various sources of information to assist in establishing compensation targets and maintaining the Company’s executive compensation program. Each year, management briefs the Compensation Committee on industry-specific executive compensation survey data.  This provides insight on how the market is compensating comparable executive positions as it relates to base salary, annual cash bonuses and equity compensation for various members of senior management, including the Named Executive Officers. The Company’s compensation levels are also compared against a CRO/Life Science industry peer group of publicly traded companies consisting of PPD, Inc., PAREXEL International Corporation, PRA International, CRL International, Inc., Covance Inc. and Omnicare, Inc. (the “Peer Group Companies”).

It is the Compensation Committee’s responsibility to review, set, and approve compensation for the Named Executive Officers based on the review of this information. The Compensation Committee generally targets overall compensation as well as individual components of executive compensation to match the market.  Based on the analysis of market data, targeted compensation may differ for each of the Named Executive Officers based on their role within the Company. The Compensation Committee may also consider subjective factors, as described herein,  which could result in some variation to this general target.

The Company does not engage in strict numerical benchmarking in determining compensation. Because job content, accountability, responsibility, incumbent seniority and performance varies from one company to the next, the Compensation Committee considers available compensation data from all of the Peer Group Companies identified above and other companies in the biopharmaceutical industry that compare in revenue and size. The Compensation Committee uses the above information as a guideline in exercising its discretion in determining compensation for the Named Executive Officers. Nevertheless, when considering pay practices of companies within the biopharmaceutical industry of comparable size (specifically headcount and/or revenue) the Compensation Committee believes that in order to attract, retain and motivate our Named Executive Officers, it is important to consider compensation for those individuals at or near the market median.

Tally Sheet

The Compensation Committee reviews a comprehensive tally sheet compiled internally to review all elements of the  Named Executive Officers compensation in order to get a clearer picture of the total amount of compensation paid to the  Named Executive Officers.  The tally sheets reviewed include current, target, and maximum compensation levels for each Named Executive Officers . The review by the Compensation Committee analyzes how changes in any element of compensation would impact other elements.  Such analysis has become an important component in the Compensation Committee’s review of executive compensation as various elements are deemed by the Compensation Committee to be important elements of an executive’s overall compensation. This also allows the Compensation Committee to make compensation decisions and evaluate management recommendations based upon a complete analysis of an executive’s total compensation.

Based on this review, the Compensation Committee found the Named Executive Officers  total compensation in the aggregate to be reasonable, not excessive, and consistent with the objectives of the Company’s executive compensation program.

Internal Pay Equity

The Compensation Committee believes that the relative difference between the Chairman and Chief Executive Officer’s compensation and the compensation of the Company’s other senior executives has not increased significantly over the years. Further, although the Compensation Committee does not apply fixed ratios when conducting this analysis, the Compensation Committee believes that the Company’s internal pay equity structure is consistent with those of the Peer Group Companies and is appropriate based upon contributions to the success of the Company and as a means of motivation to other executives and employees.

Outside Consultants

In addition to the foregoing analysis of industry-specific and data made available in the Peer Group Companies’ proxy materials, during 2008, the Company engaged Towers Perrin to brief the Compensation Committee on executive compensation trends and regulatory issues.

Recovery of Prior Awards

In March 2009, the Board, on the recommendation of the Compensation Committee, approved the development of a policy on recoupment of performance-based awards in the event of certain restatements of financial results.  Specifically, the policy will provide that in the event of a restatement due to fraud or misconduct, the Board will review performance-based awards to Named Executive Officers whose fraud or misconduct caused the restatement, and the Company will recoup such awards to the extent that the performance targets on which they were based would not have been met under the restated results.  This policy will be published in the Investor Relations section of the Company’s Web site at www.kendle.com.

Tax Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each Named Executive Officer. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. The Company’s 2007 Stock Incentive Plan is designed to qualify under the compensation requirements of this provision. The Compensation Committee believes that compensation paid to the Named Executive Officers for 2008 is properly deductible under Section 162(m); however, no assurances can be made in this regard.  Except to the extent specifically provided otherwise by the Compensation Committee, compensation paid to the Company’s Named Executive Officers is intended to satisfy the requirements of Section 409A (and the Treasury Department guidance and regulations issued thereunder) to avoid the imposition of any additional taxes or penalties under Section 409A. If the Compensation Committee determines that any element or arrangement of compensation would cause a recipient to become subject to additional taxes or penalties under Section 409A, then such element or arrangement of compensation may be modified or suspended by the Compensation Committee to the extent necessary to comply with Section 409A requirements. The Compensation Committee may take such action to the extent deemed appropriate in each case without the consent of or notice to the recipient.

Elements of Named Executive Officer Compensation

The key elements of the Company’s executive compensation program consist of base salary, annual cash bonus, performance-based equity, time-based equity and retirement and other related benefits. Equity awards for which the Named Executive Officers are eligible include stock options and awards of Common Stock under the 2007 Stock Incentive Plan and the Named Executive Officers receive awards under this plan from time to time. Each of these elements is discussed below.

For the fiscal year ended December 31, 2008, the principal components of compensation for Named Executive Officers were as follows:

•           Base salary;

•           Annual cash bonus;

•           Equity awards (performance-based and time-based); and

•           Retirement and other related benefits.

Each of these components has a different risk profile as outlined below:

Element	Description	Examples	Risk Profile
Base Salary	Fixed based on level of responsibility, experience, tenure, and qualifications	• Cash	• Low to moderate
Annual Cash Bonus	Variable based on achievement of certain objectives	• Cash	• Moderate to high
Equity Awards	Variable based on responsibility and the achievement of longer term financial goals and shareholder value creation	• Stock Options • Restricted Stock Awards • Other Performance Awards	• High
Retirement and Other Related Benefits	Satisfy employee retirement and tax planning needs	• Retirement plans • Deferred Compensation Plan	• Low

The  Compensation Committee has reviewed the risk profile of the elements of the Company’s executive compensation program, including the performance criteria and targets used in connection with performance-based awards, and has considered the risks a Named Executive Officers  might be incentivized to take with respect to such elements.

The design of the executive compensation program reflects the Company’s objective not to encourage excessive risk-taking. Specifically, the performance criteria and targets contained in the program have been balanced between annual and long-term incentive compensation to provide the Company’s management with the appropriate incentives to create long-term value for shareholders while taking thoughtful and prudent risks that are consistent with our long-term business plan.

The Compensation Committee has determined that the Company’s executive compensation program does not incentivize the Named Executive Officers to engage in business activities or other behavior that would threaten the value of the Company or the investments of its shareholders.

The Compensation Committee monitors the mix of compensation, especially equity compensation, awarded to the Named Executive Officers on an on-going basis, and both the Company and the Compensation Committee will continue to consider the elements of the executive compensation program, which are subject to change at any time.

Base Salary

The Company’s management and the Compensation Committee believe that base compensation is an important component in attracting and retaining key talent who contribute to the long-term success of the Company and that qualified employees and officers to lead the Company are imperative to meet Company objectives and manage growth. The Compensation Committee may decide to adjust base compensation of Named Executive Officers for performance reasons or due to market factors. The Company competes in a highly-competitive market for talent, so market pressures are monitored regularly. The competition includes a wide range of companies in the biopharmaceutical industry, including the Company’s competitors and biopharmaceutical companies, as well as the Peer Group Companies.

The Compensation Committee generally reviews compensation, including base salary, of the Named Executive Officers at a meeting held in March of each year with adjustments, if any, becoming effective with the pay period beginning on or about April 1. This schedule aligns with the Company-wide compensation review process. During these reviews, the Compensation Committee reviews management’s recommendations against the pay practices for executive officers of comparable companies, including available data from the Company’s direct competitors.

The Compensation Committee also reviews each Named Executive Officer’s individual performance as well as the performance of the business or support units for which he or she is responsible. Based on this review the Compensation Committee approved base salary increases as noted below:

	Salary Before	Salary Adjustment		Salary After
Name & Title	Adjustment	$	%	Adjustment	Effective Date
Dr. Candace Kendle Chairman & Chief Executive Officer	$530,000	$70,000	13.2%	$600,000	1-Apr-08
Christopher C. Bergen Chief Operating Officer	$400,000	$30,000	7.5%	$430,000	1-Apr-08
Simon S. Higginbotham Vice President & Chief Marketing Officer*	$280,000	$30,000	10.7%	$310,000	1-Apr-08
Karl Brenkert III Sr. Vice President, CFO & Secretary	$300,000	$20,000	6.7%	$320,000	1-Apr-08

Additionally, Simon S. Higginbotham was promoted to President effective April 14, 2008, resulting in an additional base salary increase of $63,000 (20.3%), increasing his annual salary to $373,000.

Annual Cash Bonus

The Company’s management and the Compensation Committee believe that incentive compensation through cash bonuses creates a powerful motivator for the Company’s employees, including the Named Executive Officers, to achieve goals that promote the long-term success of the Company.  Named Executive Officers are eligible to receive bonuses under the Annual Incentive Plan (the “Plan”). The Plan is intended to focus our executives on weighted performance metrics related to sales, net revenue, and operating income, with consideration for earnings per share performance, which performance metrics are deemed critical to the Company’s success. Amounts payable under the Plan are calculated as a percentage of the Named Executive Officer’s base salary. This percentage is established by the Compensation Committee, typically in the first quarter of the fiscal year based on the Named Executive Officer’s roles and responsibilities as well as a comparison to market data. At the same time, the Compensation Committee also sets the performance metrics in relation to sales, net revenue, operating income, and earnings per share.

The Compensation Committee approved performance targets for fiscal year 2008 at their meeting in March 2008. For Named Executive Officers to be awarded payment under the Plan (i) the EPS threshold must be achieved, and (ii) the weighted goal achievement for sales, net revenue, and operating income must be at least 90%. The Plan is completely discretionary if the weighted goal achievement is attained, but the EPS threshold is not met. In this instance, an incentive bonus may be awarded to the Named Executive Officer based on the Compensation Committee’s judgment of that Named Executive Officer’s performance over the fiscal year.

At 90% goal achievement, the Plan pays out at 50% of target bonus, and the payout increases 5% for every 1% increase in goal achievement up to 100% (e.g., a 95% goal achievement would result in a 75% payout). If performance metrics are exceeded in any fiscal year, the Plan allows a 1% increase in payout for every additional 1% in goal attainment (e.g., 120% goal attainment would result in 120% payout).

The Company makes bonus opportunities available to all employees, including the Named Executive Officers, twice per year to reward employees closer to the time of performance. Mid-year bonuses represent 35% of the full-year target, are based on the same criteria outlined above and are subject to Company performance through the first six months of the year. However, none of the Company’s employees, including the Named Executive Officers, is required to disgorge any mid-year bonus compensation if the Company’s performance during the second half of the year would be insufficient for a year-end bonus payout. The Company is under no obligation to employees, including the Named Executive Officers, to make a mid-year or other bonus opportunity available.

At the six-month mark in 2008, it was projected that the Company would meet 90% of its weighted goal achievement, thus resulting in an 80% full-year payout. Payouts for mid-year bonuses to each of the Named Executive Officers, which occurred in September 2008, were as follows:

Name & Title	Performance Criteria	Target % of Base	Payout %	Full Year Bonus Target @ 80% Payout	Md Year Bonus Paid
Dr. Candace Kendle Chairman & Chief Executive Officer	Sales Net Revenue Operating Income EPS	50%	80%	$240,000	$84,000
Christopher C. Bergen Chief Operating Officer	Sales Net Revenue Operating Income EPS	40%	80%	$137,600	$48,160
Simon S. Higginbotham President	Sales Net Revenue Operating Income EPS	40%	80%	$119,380	$41,776
Karl Brenkert III Sr. Vice President, CFO & Secretary	Sales Net Revenue Operating Income EPS	30%	80%	$76,800	$26,880

For the full fiscal year 2008, no qualitative or individual-based measures were used in determining the annual cash bonus for Named Executive Officers. The Company established specific performance goals for the quantitative goals identified above and the Company’s achievement of these goals follows:

Performance Criteria	Weight	Target (000s)	Actual (000s)	Goal Achievement	Weighted Goal Achievement
Sales	25%	$825,000	$759,000	92.0%	23.0%
Net Revenue	25%	$505,000	$475,092	94.1%	23.5%
Operating Income	50%	$75,082	$56,826	75.7%	37.8%
				TOTAL	84.4%

		EPS Threshold	EPS Actual
		$2.07	$1.98

Neither the EPS threshold nor 90% of weighted goal achievement were attained for the entire 2008 fiscal year.  Accordingly, the Compensation Committee decided not to make any additional bonus payments to the Named Executive Officers for 2008 performance.  It should be noted that while payments under the Annual Incentive Plan are calculated and paid according to that Plan, the Compensation Committee reserves the right to pay amounts outside of the Plan to recognize extraordinary circumstances or performance by an executive, or for any other reason, as determined by the Compensation Committee.

As discussed elsewhere in this Compensation Discussion and Analysis ("CD&A"), the achievement, or failure to achieve, as the case may be, of any or all applicable goals, targets or metrics does not directly result in specific compensation decisions. Rather, the Compensation Committee’s consideration of the achievement or failure to achieve, as the case may be, of any or all applicable goals, targets or metrics constitutes just one of many of the factors described in this CD&A. Such goals, targets and metrics are considered generally and not as a substitute for the Compensation Committee’s discharge of its fiduciary duties in making executive officer compensation decisions. In all cases, specific decisions involving compensation were ultimately based upon the Compensation Committee’s judgment about the Named Executive Officer’s performance, potential future contributions and about whether each particular payment or award would provide an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value.

Stock Options, Restricted Stock Awards and Other Performance Awards

Under the Company’s 2007 Stock Incentive Plan, the Compensation Committee may grant stock options, restricted and unrestricted stock awards and other performance awards to the Company’s employees, including the Named Executive Officers. Neither this plan nor any other compensation arrangements mandate any specific awards for Named Executive Officers.  The Compensation Committee believes that equity awards align the focus of employees, including the Named Executive Officers, with the interests of the Company’s shareholders. On the recommendation of management, the Compensation Committee has made equity awards and granted stock options to Named Executive Officers from time to time for recruiting and retention purposes.

Generally, the practice of the Compensation Committee is to make equity awards to the Named Executive Officers annually. These awards usually consist of both performance-based and time-based restricted stock units with varying vesting schedules  The date of the award typically corresponds with the date of the Compensation Committee meeting, or if no meeting is scheduled, the date by which the last signature of an action by written consent is received.

Performance-Based Equity

Performance-based restricted stock units were granted to the four Named Executive Officers on March 24, 2008. Vesting of these units was to occur over three years, contingent upon meeting the 2008 EPS Performance Goal.

Name & Title	2008 Performance-Based Restricted Stock Units	Awarded @ 100%+ of Performance Goal	Awarded @ 90% - 99% of Performance Goal
Dr. Candace Kendle Chairman & Chief Executive Officer	5,550	5,550	2,775
Christopher C. Bergen Chief Operating Officer	3,000	3,000	1,500
Simon S. Higginbotham President	2,500	2,500	1,250
Karl Brenkert III Sr. Vice President, CFO & Secretary	1,500	1,500	750

Because the Company’s actual 2008 EPS was $1.96 against a target of $2.46 (100% of Performance Goal) or $2.21 - $2.45 (90% - 99% of Performance Goal), all of the above 2008 performance-based stock units were forfeited with the exception of 1,000 Restricted Stock Units granted to Simon S. Higginbotham as part of his promotion to President effective in April, 2008.

Time-Based Equity

Time-based restricted stock units were also granted to the four Officers on March 24, 2008.  Vesting of these units occurs over 18 months, with the units vesting in full on September 24, 2009.

Name & Title	2008 Time-Based Restricted Stock Units
Dr. Candace Kendle Chairman & Chief Executive Officer	1,400
Christopher C. Bergen Chief Operating Officer	1,000
Simon S. Higginbotham President	750
Karl Brenkert III Sr. Vice President, CFO & Secretary	750

Other Equity Awards

Additionally, the Company granted a one-time equity grant to Dr. Candace Kendle and Christopher C. Bergen on March 24, 2008.  Vesting of these restricted shares occurs over 12 months, with the shares vesting in full on March 24, 2009.

Name & Title	2008 Restricted Shares
Dr. Candace Kendle Chairman & Chief Executive Officer	980
Christopher C. Bergen Chief Operating Officer	870

Retirement & Other Benefits

The Company maintains broad-based benefits that are provided to all employees, including the Named Executive Officers. The benefits include group medical, dental, and life insurance plans as well as a 401(k) plan with a matching contribution from the Company.

Non- Qualified Deferred Compensation Plan
The Company implemented a Non-Qualified Deferred Compensation Plan effective June 1, 2008.  This is an elective plan made available to employees and executives who are members of a “select group of management or highly compensated employees”, within the meaning of Sections 201, 301 and 401 of ERISA, and are designated as eligible by the Administrator.  The plan replaces benefits lost by IRS limits imposed on the the qualified 401(k) plan.  Each year, executives may elect to defer up to 50% of their base salary, and up to 100% of their bonus, of which the election is irrevocable for the plan year. Amounts deferred are deposited into a rabbi trust, and executives are permitted to invest in mutual funds that generally mirror the mutual funds made available in the qualified 401(k) plan.  The Company contributes $.50 for each $1 contributed by the executive, up to 6% of compensation for amounts in excess of the IRF annual compensation limit ($230,000 for 2008).  Plan participants elect to withdraw their deferrals as of a specified date or upon their retirement.  Distributions can be made in a lump sum or annual installments from 2 to 10 years.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement on Schedule 14A.

Submitted by the Management Development and Compensation Committee of the Board of Directors

G. Steven Geis, Timothy E. Johnson, and Frederick A. Russ

SUMMARY COMPENSATION TABLE

The following table summarizes the aggregate compensation paid or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2008, 2007, and 2006. Such compensation includes amounts paid by the Company for the years indicated. Bonuses are for the year shown, regardless of when paid.

Name and Principal Position (A)	Year (B)	Salary ($) (C)		Bonus ($) (D)		Stock Awards (1) ($) (E)		Option Awards (1) ($) (F)		All Other Compensation (2) ($) (G)	Total ($) (H)
Dr. Candace Kendle	2008		$581,450		$84,000		$104,887		$904	-		$771,241
Chairman and Chief Executive Officer (Principal Executive Officer)	2007 2006	$ $	530,000 383,259	$ $	100,544 77,029	$ $	9,221 141,038	$ $	11,231 17,162	- -	$ $	650,996 618,488

Christopher C. Bergen	2008		$422,050		$48,160		$82,411		$904	-		$553,525
Chief Operating Officer	2007		$400,000		$67,800		$4,612		$11,231	-		$483,643
	2006		$328,083		$55,637		$83,075		$17,162	$16,616		$500,573

Simon S. Higginbotham	2008		$346,203		$41,776		$16,526		$13,632	$6,610		$424,747
President	2007		$280,000		$39,048		-		$13,632	-		$332,680
	2006		$240,596		$33,126		$62,770		$13,631	-		$350,123

Karl Brenkert III	2008		$314,700		$26,880		$16,526		$1,391	$6,641		$366,138
Senior Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)	2007 2006	$ $	300,000 230,065	$ $	38,356 32,987	$ $	2,767 65,537	$ $	11,853 11,853	- -	$ $	352,976 340,442

(1)
The amounts in columns (E) and (F) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with SFAS 123R for stock awards and stock option awards, respectively. Assumptions used in the calculation of these amounts are indicated in Notes  to the Company’s Audited Consolidated Financial Statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2009.

(2)	In 2008, amount represent 401K match. In 2006, amount represents the expense to the Company for life insurance premiums.

In 2008, there was no compensation awarded to, earned by, or paid to any of the Named Executive Officers or directors required to be reported as a Grant of Plan-Based Award.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows the number of shares covered by exercisable and unexercisable options, unvested stock, and equity incentive plan awards for each of the named executive officers as of December 31, 2008.

	Option Awards					Stock Awards
Name (A)	Number of Securities Underlying Unexercised Options (#) Exercisable (B)	Number of Securities Underlying Unexercised Options (#) Unexercisable (C)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (D)	Option Exercise Price (E)(1)	Option Expiration Date (F)	Number of Shares or Units of Stock That Have Not Vested (#) (G)		Market Value of Shares or Units of Stock That Have Not Vested ($) (H)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (I)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (J)
Candace Kendle						980	(4)	$25,205
						1,400	(5)	$36,008

Christopher C. Bergen						870	(4)	$22,376
						1,000	(5)	$25,720

Simon S. Higgenbotham	3,000	3,000(3)		$7.67	6/18/14	750	(5)	$19,290

Karl Brenkert III	10,000			$7.725	2/7/13
	5,000			$3.945	4/1/13	750	(5)	$19,290

(1)
Under the 1997 Stock Option and Stock Incentive Plan, the exercise price of the option is based upon the average of the highest and lowest quoted selling prices on the NASDAQ Global Select Market on the date of grant.

(2)	The market value of unvested stock is based upon the closing market price of $25.72 for the Company’s Common Stock on December 31,2008, multiplied by the number of shares listed in column(g).
(3)	The shares underlying this portion of the option vest June 18, 2009.
(4)	These shares vest on March 24, 2009.
(5)	These shares vest on September 24, 2009.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name (A)	Number of Shares Acquired on Exercise (#) (B)	Value Realized on Exercise ($) (C)	Number of Shares Acquired on Vesting (#) (D)	Value Realized on Vesting ($) (E)
Candace Kendle	18,800	790,477	0	0
Christopher C. Bergen	18,800	790,477	0	0
Simon S. Higginbotham	0	0	0	0
Karl Brenkert III	0	0	0	0

NONQUALIFIED DEFERRED COMPENSATION

The following was the compensation awarded to, earned by, and paid to the Named Executive Officers or Directors required to be reported as Nonqualified Deferred Compensation:

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions (4)	Aggregate Balances at Last Fiscal Year End ($)
Simon S. Higginbotham	$13,863.17	$3,984.92	$(2,994.23)	$0.00	$14,853.86

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company has entered into Protective Compensation and Benefit Agreements with certain employees, including each of the Named Executive Officers of the Company. These agreements are subject to annual review by the Company’s Board of Directors and, upon their respective termination dates, automatically will be extended in one-year increments unless cancelled by the Company at the direction of the Board. With respect to the Named Executive Officers, the “double-trigger” agreements provide for specified benefits, including two years’ compensation and other benefits described below, upon a change in control followed by certain other events. A change in control includes the following: acquisition of 33 1/3% of the Company’s outstanding voting securities; certain changes to the composition of the Company’s incumbent Board of Directors such that at least two-thirds of the Board is not comprised of the incumbent Board or individuals approved by the incumbent Board; and merger, consolidation or reorganization unless the incumbent Board comprises two-thirds of the combined corporation’s Board and the Company’s shareholders comprise at least 67% of the voting power of the combined corporation. Upon a change in control, one of the following events would be required to occur before a Named Executive Officer would be entitled to any benefits from a Protective Compensation and Benefit Agreement:

—
Within 12 months of the change in control, a Named Executive Officer voluntarily resigns for “good reason.” Good Reason includes the following: (1) circumstances render the Named Executive Officer unable to carry out performance of the officer’s authorities, powers, functions, responsibilities or duties, and the circumstances are not remedied within 10 days; (2) the Named Executive Officer’s salary is reduced; (3) the Named Executive Officer’s bonus opportunity is reduced or targets are changed in a manner that negatively affects bonus opportunity; (4) the Named Executive Officer is required to work in a place that is greater than 30 miles from the place of business prior to the change in control; (5) the Named Executive Officer’s business-related travel materially increases; (6) the Named Executive Officer receives a reduced number of annual vacation days; and (7) the Company or a successor materially breaches the Protective Compensation and Benefit Agreement or refuses to assume obligations under the agreement.

—
Within 24 months of the change in control, a Named Executive Officer is terminated for any reason, except death, “disability” or “cause.” Under the agreement, disability requires a Named Executive Officer to be unable to perform his or her job on a full-time basis for a period of 12 consecutive months. Under the agreement, a termination for cause means that the officer was convicted of a felony, committed an act of fraud or embezzlement against the Company or committed a willful and substantial violation of established written policy.

The following table describes the potential payments and benefits to which the Named Executive Officers would be entitled upon the happening of the following events: (i) voluntary retirement, (ii) involuntary termination, and (iii) voluntary resignation from employment for “good reason” within 12 months of a change in control, or involuntarily terminated by the Company, other than due to death, “disability,” or “cause,” within 24 months of a change in control.

Name	Cash Severance Payment (1)	Continuation of Medical/ Welfare Benefits (2)	Outplacement Benefits (3)	Acceleration and Continuation of Equity Awards (Unamortized Expensed as of 12/31/2007) (4)	Excise Tax Gross-Up (5)	Total Termination Benefits
Candace Kendle
*Voluntary retirement	0	0	0	0	0	0
*Involuntary termination	0	0	0	0	0	0
*Resign w/good reason w/n 12 months of change in control (CIC), or w/o cause termination w/n 24 months of CIC	$1,384,544	$13,477	$15,000	0	0	$1,413,021

Christopher C. Bergen
*Voluntary retirement	0	0	0	0	0	0
*Involuntary termination	0	0	0	0	0	0
*Resign w/good reason w/n 12 months of CIC, or w/o cause termination w/n 24 months of CIC	$975,960	$13,477	$15,000	0	0	$1,004,437

Simon S. Higginbotham
*Voluntary retirement	0	0	0	0	0	0
*Involuntary termination	0	0	0	0	0	0
*Resign w/good reason w/n 12 months of CIC, or w/o cause termination w/n 24 months of CIC	$826,824	36,445	$15,000	$16,526	0	$894,795

Karl Brenkert III	0	0	0	0	0	0
*Voluntary retirement	0	0	0	0	0	0
*Involuntary termination	705,236	$24,756	$15,000	$16,526	0	$761,518
*Resign w/good reason w/n 12 months of CIC, or w/o cause termination w/n 24 months of CIC

(1)
Cash severance payment equals: 2.0 times the sum of (a) annual base salary (including any deferrals) immediately preceding the date of the change in control, and (b) a bonus amount that equals the average bonus for the two fiscal years immediately preceding the fiscal year in which the change in control occurs. This amount is paid in a cash lump sum no later than 30 days after the date of the termination of such officer’s employment.

(2)
This amount is based on 2009 employee costs for employee coverage selections under the Company’s medical and dental plans The amount reflects that the employee is entitled to receive this benefit for two years from the date of termination.

(3)	This amount represents the maximum benefit that a recipient is entitled to receive under the agreement.
(4)
The amount in this column represents the previously unamortized expense that could be recognized in connection with the acceleration of unvested stock options and other equity awards. Under the 2007 Stock Incentive Plan (“2007 Plan”), acceleration of such awards could occur in two ways: (i) the Compensation Committee may, in its sole discretion, accelerate the time restricted stock units become vested and nonforfeitable on such terms and conditions it deems appropriate, and (ii) the Compensation Committee approves the immediate vesting in the event of a change in control.

(5)
Upon a change in control, Named Executive Officers may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The Company has agreed to reimburse such officers for those excise taxes, if any, as well as any income and excise taxes payable by the executive as a result of any reimbursements for the 280G excise taxes. The amounts in the table are based on the following assumptions: (i) payments are made on the date of the change in control, (ii) for all Named Executive Officers, a 280G excise tax rate of 20 percent, a statutory 35 percent federal income tax rate, and a 1.45 percent Medicare tax rate, (iii) a 6.555 percent state income tax rate for Mr. Brenkert (an Ohio resident) and (iv) accelerated vesting of stock options and other equity awards as further described in footnote 4 above.

The Protective Compensation and Benefit Agreements for Named Executive Officers also include the following terms and conditions:

—	The Company is required to pay legal fees and related expenses incurred by a Named Executive Officer seeking or enforcing his or her rights under the agreement.

—	Named Executive Officers will receive a lump sum cash payment for any accrued but unused vacation time.

—	Named Executive Officers will be eligible for pro-rata portion of any bonus amounts for the year in which the termination occurs.

—	Named Executive Officers will not be entitled to severance payments under Company severance policies in addition to the benefits set forth in the Protective Compensation and Benefit Agreement.

Each Named Executive Officer also entered into a Non-Disclosure, Proprietary Rights and Non-Compete Agreement (“Non-Compete Agreement”) in connection with the Protective Compensation and Benefit Agreement. The Non-Compete Agreements restrict Named Executive Officers from certain activities that could harm the Company due to the sensitive information learned by a Named Executive Officer in connection with his or her services. In particular, following a voluntary or involuntary termination, a Named Executive Officer:

—	For 12 months, will not perform directly or indirectly services for a competitor of the Company;

—	For 24 months, will not solicit the Company’s customers or induce any customer to stop doing business with the Company;

—	Will not disclose confidential information;

—	For 24 months, will not solicit Company employees or induce employees to leave the Company; and

—	For 24 months, will not induce medical professionals or patients involved with the Company’s contract research to cease working with the Company or work with a competitor of the Company.

None of the foregoing limitations, except the obligation of confidentiality, will apply to an   Officer who voluntarily terminates his or her employment for “good reason.” Under a Non-Compete Agreement, the definition of “good reason” is substantially similar to the definition of the same term under the Protective Compensation and Benefit Agreements.

OTHER MATTERS

The Board knows of no other matters that will be presented at the Annual Meeting. If, however, any other matter is properly presented at the Annual Meeting, it will require the affirmative vote of a majority of shares voting for approval.

OTHER INFORMATION

Shareholder Communications With Board

Shareholders may communicate with the full Board or individual directors on matters concerning the Company by mail to the attention of the Company's Secretary. All mail addressed to a particular Director will be forwarded or delivered to that Director. Mail addressed to the "Board of Directors" will be forwarded or delivered to the Chairman of the Board.

SHAREHOLDER PROPOSALS

Shareholders who desire to have proposals included in the notice for the Annual Meeting of Shareholders to be held in spring 2010 must submit their proposals in writing by December 15, 2009, to the Company, Attention:  Karl Brenkert III, Secretary, 441 Vine Street, Suite 500, Cincinnati, Ohio 45202.

The form of Proxy for this meeting grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in the Company's Proxy Statement and except for matters as to which adequate notice is received. For notice to be deemed adequate for the 2010 Annual Meeting of Shareholders, it must be received prior to March 1, 2010. If there is a change in the anticipated date of next year's Annual Meeting of Shareholders or in the notice deadline by more than 30 days, the Company will notify you of this change through its Form 10-Q filings.

FINANCIAL STATEMENTS AVAILABLE

A copy of the Company’s Annual Report to the Commission on Form 10-K is available without charge upon written request to: Investor Relations, Kendle International Inc., 441 Vine Street, Suite 500, Cincinnati, Ohio 45202. The Company's Annual Report on Form 10-K and certain other recent filings with the Commission are available at the Company's Web site at www.kendle.com. The Company's Annual Report on Form 10-K and its other filings with the Commission are also available at the Commission's Web site at www.sec.gov. Additionally, these filings may be read or copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

By Order of the Board of Directors,\

/s/Karl Brenkert III
Karl Brenkert III
Secretary
Dated: April 14, 2009

ANNEX A

ARTICLE VII
AMENDMENTS

This Code of Regulations may be altered, amended or repealed, from time to time, at a meeting held for such purpose, by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation on such proposal, or may be adopted without a meeting by the written consent of the holders of shares entitling them to exercise a majority of the voting power on such proposal, or by the directors to the extent permitted by the Ohio Revised Code.

ANNUAL MEETING OF SHAREHOLDERS OF

KENDLE

Real people. Real results.

May 14, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2009

THE NOTICE OF MEETING, PROXY STATEMENT
AND PROXY CARD, AS WELL AS THE ANNUAL REPORT AND FORM 10-K ARE AVAILABLE AT
http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=26119

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Authority to elect as directors the following eight (8) nominees:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Candace Kendle ¡ Christopher C. Bergen ¡ Robert R. Buck ¡ G. Steven Geis ¡ Donald C. Harrison ¡ Timothy E. Johnson ¡ Timothy M. Mooney ¡ Frederick A. Russ
2.  To ratify the appointment of Deloitte & Touche LLP as the Company’s registered public accounting firm for 2009.

3.  To Amend the Company’s Code of Regulations to authorize the board of directors to amend the code of regulations.
FOR AGAINST ABSTAIN ☐ ☐ ☐ ☐ ☐ ☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ˜

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated April 14, 2009, and the Proxy Statement furnished therewith.  Any proxy heretofore given to vote said shares is hereby revoked

To change the address on your account, please check the
box at right and indicate your new address in the address
space above.  Please note that changes to the registered
name(s) on the account may not be submitted via this
method.                                                          ☐

SIGNATURE OF SHAREHOLDER	DATE:	SIGNATURE OF SHAREHOLDER	DATE:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person

ANNUAL MEETING OF SHAREHOLDERS OF

KENDLE

PROXY VOTING INSTRUCTIONS

INTERNET - ACCESS “WWW.VOTEPROXY.COM” AND FOLLOW THE ON-SCREEN INSTRUCTIONS. HAVE YOUR PROXY CARD AVAILABLE WHEN YOU ACCESS THE WEB PAGE, AND USE THE COMPANY NUMBER AND ACCOUNT NUMBER SHOWN ON YOUR PROXY CARD.

TELEPHONE - CALL TOLL-FREE 1-800-PROXIES (1-800-776-9437) IN THE UNITED STATES OR 1-718-921-8500 FROM FOREIGN COUNTRIES FROM ANY TOUCH-TONE TELEPHONE AND FOLLOW THE INSTRUCTIONS. HAVE YOUR PROXY CARD AVAILABLE WHEN YOU CALL AND USE THE COMPANY NUMBER AND ACCOUNT NUMBER SHOWN ON YOUR PROXY CARD.

VOTE ONLINE/PHONE UNTIL 11:59 PM EDT THE DAY BEFORE THE MEETING.

COMPANY NUMBER
ACCOUNT NUMBER

MAIL – SIGN, DATE AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.
IN PERSON - YOU MAY VOTE YOUR SHARES IN PERSON BY ATTENDING THE ANNUAL MEETING.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2009 THE NOTICE OF MEETING, PROXY STATEMENT AND PROXY CARD, AS WELL AS THE ANNUAL REPORT AND FORM 10-K ARE AVAILABLE AT http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=26119

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Authority to elect as directors the following eight (8) nominees:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Candace Kendle ¡ Christopher C. Bergen ¡ Robert R. Buck ¡ G. Steven Geis ¡ Donald C. Harrison ¡ Timothy E. Johnson ¡ Timothy M. Mooney ¡ Frederick A. Russ
2.  To ratify the appointment of Deloitte & Touche LLP as the Company’s registered public accounting firm for 2009.

3.  To Amend the Company’s Code of Regulations to authorize the board of directors to amend the code of regulations.
FOR AGAINST ABSTAIN ☐ ☐ ☐ ☐ ☐ ☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ˜

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated April 14, 2009, and the Proxy Statement furnished therewith.  Any proxy heretofore given to vote said shares is hereby revoked

To change the address on your account, please check the
box at right and indicate your new address in the address
space above.  Please note that changes to the registered
name(s) on the account may not be submitted via this
method.                                                          ☐

SIGNATURE OF SHAREHOLDER	DATE:	SIGNATURE OF SHAREHOLDER	DATE:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person

KENDLE INTERNATIONAL INC.

441 VINE STREET
SUITE 1200
CINCINNATI, OHIO 45202

Proxy for Annual Meeting of Shareholders on May 14, 2009
Solicited on Behalf of the Board of Directors

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Mr. Karl Brenkert III and Mr. George A. Pisaruk, or either of them, proxies of the undersigned, each with the power of substitution, to vote all shares of Common Stock that the undersigned would be entitled to vote on the matters specified below and in their discretion with respect to such other business as may properly come before the Annual Meeting of Shareholders of Kendle International Inc. to be held on May 14, 2009, at 9:30 a.m. Eastern Time in The 5th Floor Offices of Kendle International Inc., 1200 Carew Tower, 441 Vine Street, Cincinnati, Ohio 45202, or at any postponement or adjournment of such Annual Meeting.

THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED.

PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side.)